Exhibit 99.1

Press Contact: Allison Henk Marketing Communications Manager (765) 771-5674	Investor Relations: (765) 771-5310
FOR IMMEDIATE RELEASE
Wabash National Corporation Announces
2008 Fourth Quarter and Full Year Results
LAFAYETTE, Ind. — February 16, 2009 — Wabash National Corporation (NYSE: WNC) reported a net loss of $110.7 million, or $3.69 per diluted share, for the fourth quarter of 2008 on net sales of $230.7 million. For the same quarter last year, the Company reported net income of $5.6 million, or $0.18 per diluted share, on net sales of $257.8 million. For the twelve months ending December 31, 2008, net losses totaled $124.7 million, or $4.16 per diluted share, on net sales of $836.2 million. For the comparable period in 2007, the Company reported net income of $16.3 million, or $0.52 per diluted share, on net sales of $1.1billion.
Fourth quarter and full year 2008 results include previously announced non-cash charges related to a goodwill impairment of $66.3 million and a charge to income tax expense of approximately $23.1 million related to establishing a full valuation allowance on previously established net deferred tax assets. Results for the fourth quarter and full year 2007 include the recognition of $3.3 million of foreign currency gains related to the Company’s sale of its Canadian branches and a gain of $0.5 million on the early retirement of long-term debt.
Dick Giromini, President and Chief Executive Officer, stated, “Today’s operating environment within the markets we serve is as challenging as any in the history of Wabash National and the broader industry. As expected, the fourth quarter proved to be the most difficult quarter of the year, as margins were adversely impacted by the overhang of high raw material costs from prior periods, combined with a challenging pricing environment. To a lesser extent, our performance during the quarter was also impacted by fewer production days related to the holiday season and an extended annual shutdown. Despite these challenges, we nonetheless were successful in increasing our market share as a result of our industry-leading product offerings and the strength of our customer base. Additionally, our diversification efforts received a jumpstart with the award of the PODS® manufacturing agreement, and the ramp-up of our Cadiz, KY aluminum flatbed and dump acquisition.
“Our order backlog as of December 31, 2008 was approximately $110 million driven by slow order placement as customers continue to maintain a wait and see approach,” continued Giromini. “In response to the near-term outlook for the broader economy, our industry, and for Wabash National, we continue to proactively and aggressively implement cost reduction actions to improve both our operating performance and our liquidity. Recent actions include:
➢	Staffing reductions now totaling 180 salaried associates, bringing total salaried headcount reductions to over 30% since the beginning of the industry downturn in early 2007,

➢	Base salary reductions of 10% for all Officers of the Company and temporary reductions of 10% of annualized base salary for all remaining salaried associates,

➢	Continued close monitoring of the costs associated with hourly associates including the elimination of certain incentives,

➢	Cancelled or delayed non-critical development and capital projects.
We are successfully working with our suppliers on improved prices and terms, and we have initiated discussions with our bank group to modify our revolving credit facility to seek to assure continued availability at appropriate levels in light of current operating conditions. These discussions are at an early stage but members of our bank group were with us in the tough times earlier this decade and we feel we have a good and constructive relationship with the group. We are also exploring ways to strengthen our financial position through capital-raising or other steps.
We will continue to closely monitor our cost structure going forward and will act decisively to right size the business further if market dynamics dictate. We are confident we are taking the necessary steps to prudently manage the business in spite of a very difficult operating environment.”
Non-Cash Charges
During the fourth quarter, the Company recorded non-cash charges relating to goodwill impairment and income tax expense. After reviewing goodwill for impairment during the fourth quarter, the Company determined that its goodwill, related to its platform trailer (resulting from the acquisition of Transcraft) and wood products manufacturing operations, was impaired and recorded a charge of $66.3 million. The determination that goodwill was impaired was made after considering the current macroeconomic environment, the depressed market price of the Company’s common stock, and the present value of expected future cash flows.
Additionally, the Company reported a fourth quarter charge to income tax expense of $23.1 related to establishing a full valuation allowance on its previously established net deferred tax assets. The Company considered all available evidence, both positive and negative, and concluded that it was no longer more likely than not that it would realize the value of its net deferred tax assets.
Director Resignation
Effective February 12, 2009, Mr. William Greubel, resigned as a member of our Board of Directors. We thank Bill for his dedicated service to Wabash National since 2002 as President and CEO, Chairman of the Board of Directors, and most recently as Director.

Fourth Quarter and Full Year 2008 Conference Call
Wabash National Corporation will conduct a conference call to review and discuss its fourth quarter, and full year results on Tuesday, February 17, 2009, at 10:00 a.m. EST. The phone number to access the conference call is 877-407-8035. The call can also be accessed live on the Company’s website at www.wabashnational.com. For those unable to participate in the live webcast, the call will be archived at www.wabashnational.com within three hours of the conclusion of the live call and will remain available through May 12, 2009.
About Wabash National Corporation
Headquartered in Lafayette, Ind., Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi trailers in North America. Established in 1985, the Company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, dump trailers, truck bodies and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, FreightPro™ Eagle® and Benson™ brand names. The Company operates two wholly-owned subsidiaries: Transcraft® Corporation, a manufacturer of flatbed, drop deck, dump trailers and truck bodies; and Wabash National Trailer Centers, trailer service centers and retail distributors of new and used trailers and aftermarket parts throughout the U.S.
PODS® is a registered trademark of PODS Enterprises, Inc.
Safe Harbor Statement
This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include the current contraction in demand for transportation equipment associated with current economic conditions, increased competition, reliance on certain customers and corporate partnerships, risks of customer pick-up delays, shortages and costs of raw materials, risks in implementing and sustaining improvements in our manufacturing capacity and cost containment, uncertainty in the outcome of our discussions with lenders, risks that we may be unable to raise capital if needed and dependence on industry trends. Readers should review and consider the various disclosures made by the Company in this press release and in the Company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q.
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WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
NET SALES	$230,715	$257,824	$836,213	$1,102,544
COST OF SALES	234,916	238,713	814,748	1,010,823

Gross profit	(4,201)	19,111	21,465	91,721
GENERAL AND ADMINISTRATIVE EXPENSES	11,575	11,180	43,591	49,512
SELLING EXPENSES	3,973	3,714	14,162	15,743
IMPAIRMENT OF GOODWILL	66,317	—	66,317	—

(Loss) Income from operations	(86,066)	4,217	(102,605)	26,466
OTHER INCOME (EXPENSE)
Interest expense	(1,308)	(1,345)	(4,657)	(5,755)
Foreign exchange, net	(65)	3,357	(156)	3,818
Gain on debt extinguishment	—	546	151	546
Other, net	(240)	205	(323)	(387)

(Loss) Income before income taxes	(87,679)	6,980	(107,590)	24,688
INCOME TAX EXPENSE	23,055	1,344	17,064	8,403

NET (LOSS) INCOME	$(110,734)	$5,636	$(124,654)	$16,285

COMMON STOCK DIVIDENDS DECLARED	$—	$0.045	$0.135	$0.180

BASIC NET (LOSS) INCOME PER SHARE	$(3.69)	$0.19	$(4.16)	$0.54

DILUTED NET (LOSS) INCOME PER SHARE	$(3.69)	$0.18	$(4.16)	$0.52

COMPREHENSIVE (LOSS) INCOME
Net (loss) income	$(110,734)	$5,636	$(124,654)	$16,285
Changes in fair value of derivatives (net of tax)	(1,376)	—	(1,516)	—
Reclassification adjustment for foreign exchange gains included in net income	—	(3,322)	—	(3,322)
Foreign currency translation adjustment	—	8	—	347

NET COMPREHENSIVE (LOSS) INCOME	$(112,110)	$2,322	$(126,170)	$13,310

		Retail and		Consolidated
	Manufacturing	Distribution	Eliminations	Totals
Three months ended December 31,
2008
Net sales	$208,861	$29,729	$(7,875)	$230,715
(Loss) Income from operations	$(83,126)	$(3,153)	$213	$(86,066)
New trailers shipped	9,200	500	(300)	9,400
2007
Net sales	$237,758	$32,921	$(12,855)	$257,824
Income (Loss) from operations	$6,356	$(2,219)	$80	$4,217
New trailers shipped	10,800	700	(600)	10,900

Twelve months ended December 31,
2008
Net sales	$744,899	$142,058	$(50,744)	$836,213
(Loss) Income from operations	$(97,739)	$(5,920)	$1,054	$(102,605)
New trailers shipped	33,100	2,500	(2,300)	33,300
2007
Net sales	$1,014,969	$150,490	$(62,915)	$1,102,544
Income (Loss) from operations	$30,568	$(3,556)	$(546)	$26,466
New trailers shipped	46,300	3,000	(2,900)	46,400

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Basic net (loss) income per share
Net (loss) income applicable to common stockholders	$(110,734)	$5,636	$(124,654)	$16,285

Weighted average common shares outstanding	30,016	29,843	29,954	30,060

Basic net (loss) income per share	$(3.69)	$0.19	$(4.16)	$0.54

Diluted net (loss) income per share
Net (loss) income applicable to common stockholders	$(110,734)	$5,636	$(124,654)	$16,285
After-tax equivalent of interest on convertible notes	—	683	—	2,905

Diluted net (loss) income applicable to common stockholders	$(110,734)	$6,319	$(124,654)	$19,190

Weighted average common shares outstanding	30,016	29,843	29,954	30,060
Dilutive stock options/shares	—	63	—	207
Convertible notes equivalent shares	—	6,173	—	6,549

Diluted weighted average common shares outstanding	30,016	36,079	29,954	36,816

Diluted net (loss) income per share	$(3.69)	$0.18	$(4.16)	$0.52

Average diluted shares outstanding for the three month period ended December 31, 2008 excludes any effects of the Company’s Senior Convertible Notes as all outstanding balances were purchased and retired on or before August 1, 2008. For the twelve month period ended December 31, 2008, the after-tax equivalent of interest on the Senior Convertible Notes was $0.8 million and the Senior Convertible Notes equivalent shares were 1.7 million. Diluted shares outstanding for the three and twelve month periods ended December 31, 2008 also exclude the antidilutive effects of potentially dilutive stock options and restricted stock totaling less than 0.1 million shares of common stock.

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$29,766	$41,224
Accounts receivable, net	37,925	68,752
Inventories	92,896	113,125
Deferred income taxes	—	14,514
Prepaid expenses and other	5,307	4,046

Total current assets	165,894	241,661

PROPERTY, PLANT AND EQUIPMENT, net	122,035	122,063

DEFERRED INCOME TAXES	—	2,772

GOODWILL	—	66,317

INTANGIBLE ASSETS	29,089	32,498

OTHER ASSETS	14,956	18,271

	$331,974	$483,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of capital lease obligation	$337	$—
Accounts payable	42,798	40,787
Other accrued liabilities	44,277	54,258

Total current liabilities	87,412	95,045

LONG-TERM DEBT	80,008	104,500

CAPITAL LEASE OBLIGATION	4,803	—

OTHER NONCURRENT LIABILITIES AND CONTINGENCIES	5,142	4,108

STOCKHOLDERS’ EQUITY	154,609	279,929

	$331,974	$483,582

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Years Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(124,654)	$16,285
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	21,467	19,467
Net loss on the sale of assets	606	116
Foreign exchange gain on disposition of Canadian subsidiary	—	(3,322)
Gain on early debt extinguishment	(151)	(546)
Deferred income taxes	17,286	8,182
Excess tax benefits from stock-based compensation	(6)	(33)
Stock-based compensation	4,990	4,358
Impairment of goodwill	66,317	—
Changes in operating assets and liabilities
Accounts receivable	30,827	41,717
Inventories	20,229	19,958
Prepaid expenses and other	436	6
Accounts payable and accrued liabilities	(6,829)	(48,487)
Other, net	149	1,625

Net cash provided by operating activities	$30,667	$59,326

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(12,613)	(6,714)
Acquisition, net of cash acquired	—	(4,500)
Proceeds from the sale of property, plant and equipment	213	147

Net cash used in investing activities	$(12,400)	$(11,067)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	97	74
Excess tax benefits from stock-based compensation	6	33
Borrowings under revolving credit facilities	202,908	103,721
Payments under revolving credit facilities	(122,900)	(103,721)
Payments under long-term debt obligations	(104,133)	(19,852)
Principal payments under capital lease obligation	(193)	—
Repurchase of common stock	—	(11,668)
Common stock dividends paid	(5,510)	(5,507)

Net cash used in financing activities	$(29,725)	$(36,920)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$(11,458)	$11,339
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	41,224	29,885

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,766	$41,224